UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

November 18, 2013

Date of Report (Date of earliest event reported)

MTR Gaming Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20508	84-1103135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

State Route 2 South, P.O. Box 356, Chester, West Virginia	26034
(Address of principal executive offices)	(Zip Code)

(304) 387-8000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01              Entry into a Material Definitive Agreement.

On November 18, 2013, MTR Gaming Group, Inc., a Delaware corporation (the “Company”), entered into the Amendment No. 1 to Agreement and Plan of Merger, dated as of September 9, 2013 (the “Amendment” and, such agreement as so amended, the “Merger Agreement”) by and among Eldorado HoldCo LLC, a Nevada limited liability company (“Eldorado”), the Company, Eclair Holdings Company, a Nevada corporation and a direct wholly owned subsidiary of the Company (“NewCo”), Ridgeline Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of NewCo (“Merger Sub A”), Eclair Acquisition Company, LLC, a Nevada limited liability company and a direct wholly owned subsidiary of NewCo (“Merger Sub B”), and Thomas Reeg, Robert Jones and Gary Carano, as the member representative. Pursuant to the Merger Agreement, at the effective time of the mergers (the “Effective Time”), Merger Sub A will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of NewCo (the “MTR Merger”), and Merger Sub B will merge with and into Eldorado, with Eldorado surviving the merger as a wholly owned subsidiary of NewCo (the “Eldorado Merger” and, together with the MTR Merger, the “Mergers”).  Upon consummation of the Mergers, NewCo will be renamed “Eldorado Resorts, Inc.”

The Amendment increases by $5.0 million the aggregate cash consideration available in the MTR Merger to the Company’s stockholders from $30.0 million to $35.0 million.  Eldorado will be funding this increase in cash consideration with its available cash on hand.

The Company’s stockholders will have the option (subject to proration) to elect cash in the amount of $6.05 (a $0.90 increase from the $5.15 option under the Merger Agreement prior to the Amendment) or one share of NewCo common stock, for each share of the Company’s common stock owned by them.

In connection with the Amendment, the Company and Eldorado agreed to amend certain other provisions in the Merger Agreement to, among other things:

•                  increase the implied per share amount used to calculate the merger consideration payable to members of Eldorado in the Eldorado Merger from $5.15 to $6.05 per share;

•                  increase the amount of the termination fee that the Company is required to pay Eldorado under specified circumstances (including in connection with a “Superior Proposal,” as defined in the Merger Agreement) from $5.0 million to $6.0 million;

•                  increase the maximum amount the Company may be required to reimburse Eldorado for its fees and expenses incurred in connection with the Merger Agreement in certain circumstances (including in connection with a “Superior Proposal,” as defined in the Merger Agreement) from $500,000 to $1.0 million; and

•                  make certain other changes, including addressing certain tax issues in connection with the ownership of Eldorado LLC.

Other than as expressly modified pursuant to the Amendment, the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by the Company on September 11, 2013, remains in full force and effect as originally executed on September 9, 2013, as amended.  The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 2.2 hereto and is incorporated herein by reference.

Item 8.01                                           Other Events.

In connection with the amended Merger Agreement, the Company has terminated discussions and negotiations with, and has ceased providing due diligence information to, Jacobs Entertainment, Inc. (“JEI”) and its representatives with respect to its proposal.

On November 19, 2013, the Company issued a press release announcing that it had entered into the Amendment and disclosing that Eldorado and JEI and its affiliates have entered into a support agreement with respect to the Mergers.  A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)           Exhibits.

2.1                               Agreement and Plan of Merger, dated as of September 9, 2013, by and between MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, Eldorado HoldCo LLC, and Thomas Reeg, Robert Jones, and Gary Carano, as the Member Representative (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 000-20508) filed on September 11, 2013).

2.2                               Amendment No. 1 to Agreement and Plan of Merger, dated November 18, 2013, by and between MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, and Eldorado HoldCo LLC.

99.1                        Press release, dated November 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTR GAMING GROUP, INC.

Dated: November 19, 2013

	By:	/s/ John W. Bittner, Jr.
John W. Bittner, Jr.
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of September 9, 2013, by and between MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, Eldorado HoldCo LLC, and Thomas Reeg, Robert Jones, and Gary Carano, as the Member Representative (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 000-20508) filed on September 11, 2013)

2.2

Amendment No. 1 to Agreement and Plan of Merger, dated November 18, 2013, by and between MTR Gaming Group, Inc., Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, and Eldorado HoldCo LLC

99.1	Press release, dated November 19, 2013